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                                                                    Exhibit 99.1


[logo]  ALLEGHENY TECHNOLOGIES
        SPECIALTY MATERIALS THAT MAKE OUR WORLD


1000 Six PPG Place, Pittsburgh, PA 15222-5479                   NEWS RELEASE...


                                                   Contact:   Dan L. Greenfield
                                                              412- 394-3004

          ALLEGHENY TECHNOLOGIES TO ACQUIRE J&L SPECIALTY STEEL ASSETS

Pittsburgh, PA - February 17, 2004 - Allegheny Technologies Incorporated (NYSE:ATI) announced today that an Asset Purchase Agreement has been signed with Arcelor and J&L Specialty Steel, LLC under which a wholly owned ATI subsidiary will acquire substantially all of the assets of J&L Specialty Steel.

The transaction, which is targeted for closing on May 3, 2004, is conditioned upon completion of due diligence, the successful negotiation of new collective bargaining agreements with the United Steelworkers of America (USWA) at both ATI Allegheny Ludlum and J&L Specialty Steel, approval by ATI's secured lenders, and customary regulatory approvals.

"This transaction provides an opportunity to accelerate the return to profitability of our flat-rolled stainless steel business," said Pat Hassey, Allegheny Technologies President and Chief Executive Officer. "The economics of the transaction are attractive. The combination and integration of the J&L Specialty Steel operations with our Allegheny Ludlum operations should improve our overall competitive position and create opportunities for growth, cost savings and operating synergies. In addition, this industry consolidation improves customer service by maintaining J&L's capacity in the U.S. stainless steel market.

"This is a unique opportunity for ATI and the employees of both Allegheny Ludlum and J&L Specialty Steel. Although several closing conditions must be satisfied, we are working diligently towards completion of a successful transaction."

Allegheny Technologies Incorporated (NYSE: ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $1.9 billion in 2003. The Company has approximately 8,800 employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and


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forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.

ATI Allegheny Ludlum is a world leader in the production and marketing of sheet, plate, and strip specialty materials including stainless steel, nickel-based alloys, titanium, and titanium-based alloys. The company also produces grain-oriented silicon electrical steel products and tool steel plate. Allegheny Ludlum's website can be found at http://www.alleghenyludlum.com.

J&L Specialty Steel is a leading manufacturer of flat-rolled stainless steel products. The company is headquartered in Coraopolis, PA, with plants located in Midland, PA and Louisville, OH. J&L is a wholly owned subsidiary of Arcelor, the world's largest producer of steel. J&L's website can be found at www.jlspecialty.com.

With approximately 100,000 employees in over 60 countries, Arcelor is the world's largest steel producer. In 2002, on a pro forma basis, production was approximately 44 million tons of steel with a turnover of 26.6 billion euros. Arcelor is a major player in all its main markets: automotive, construction, household appliances and packaging as well as general industry. Arcelor's website can be found at www.arcelor.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainties and changes in circumstances. Actual results may differ materially from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.



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